EXHIBIT 99.1

Contact:
Ellen Corliss
   Corporate Communications
& Investor Relations
(919) 855-2112

Oxygen Biotherapeutics Announces Registered Financing
for up to $7.5 million in Gross Proceeds

MORRISVILLE, NC, December 9, 2011 – Oxygen Biotherapeutics, Inc. (NASDAQ & SIX Swiss Exchange: OXBT) today announced that it has entered into definitive agreements with institutional investors for up to $7.5 million in gross proceeds.  Under the terms of the agreements, Oxygen will issue registered shares of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), and registered warrants (“Warrants”) to purchase shares of the Company’s common stock, par value $0.0001 per share.  The transaction provides for 50% Warrant coverage on the Preferred Stock, based on the number of shares of common stock initially issuable under the Preferred Stock.

The transaction is scheduled to fund in two installments.  Upon the initial closing, the investors will purchase $3.5 million of newly issued Preferred Stock and related Warrants.  Subject to certain conditions, there is a second mandatory installment whereby the Company may issue up to an additional $4.0 million of Preferred Stock and Warrants.  The second installment would fund when the first installment is fully redeemed by the Company, at approximately the six month anniversary of the initial closing.

The offering is expected to close on or about Monday, December 12, 2011, subject to the satisfaction of customary closing conditions.

William Blair & Company is serving as the exclusive placement agent on the transaction.

Use of Proceeds, Terms and Conditions
Oxygen plans to use the proceeds from the transaction for Oxycyte® PFC development, clinical and preclinical trials, product development and general working capital.

“This significant commitment from two new U.S. institutional investors is structured to enable the Company to repay the Convertible Preferred stock in shares of common stock or cash at the Company's option, thereby providing us significant, permanent equity capital.  The proceeds, along with our recent initiatives to reduce our cash burn rate, should serve to support our initiatives through the end of calendar year 2012,” said Michael B. Jebsen, Chief Financial Officer, President and Interim Chief Executive Officer of Oxygen.

-more-

The general terms of the placement are summarized as follows:

▪	Up to $7.5 million in gross proceeds with $3.5 million due upon the closing scheduled for December 12, 2011

▪	A second installment for up to $4.0 million is mandatory, provided the company meets certain conditions

▪	The initial conversion price on the Preferred stock is $2.22, and is subject to certain adjustments

▪
The Company will redeem one-sixth of the principal per month in six installments.  The repayment of principal is payable in cash or, provided that certain conditions are met in each payment period, in registered common stock, at the Company's discretion.  If paid in stock, the redemption price will be the lesser of the initial conversion price and 90% of a calculated market price of the common stock

▪
The dividend rate on the Preferred Stock is 7% per annum, payable monthly in cash or, provided that certain conditions are met in each payment period, in registered common stock at a calculated market price, at the Company’s discretion.

Investors will receive warrants to purchase approximately 1,689,192 shares of common stock, which are exercisable for five years beginning on the one-year anniversary of the closing date.  The warrants have an initial exercise price of $2.22, subject to anti-dilution adjustments.

The securities described above are being offered by the Company pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission (the “SEC”).  A prospectus supplement related to the offering will be filed with the SEC. The securities may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

Copies of the final prospectus supplement and accompanying base prospectus may be obtained at the SEC's website at www.sec.gov, or by mail from William Blair & Company, 222 West Adams Street, Chicago, Ill, 60606.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of the Company's securities. No offer, solicitation, or sale will be made in any jurisdiction in which such offer, solicitation, or sale is unlawful. The terms and conditions of the transactions described in this press release are qualified in their entirety by reference to the transaction documents, which have been filed with the Securities and Exchange Commission on Form 8-K.

About Oxygen Biotherapeutics, Inc.

Headquartered in Morrisville, NC, Oxygen Biotherapeutics, Inc. is developing medical and cosmetic products that efficiently deliver oxygen to tissues in the body. The Company has developed a proprietary perfluorocarbon (PFC) therapeutic oxygen carrier product called Oxycyte® that is being formulated for both intravenous and topical delivery for use in treating traumatic brain injury, decompression sickness, and dermatological indications.  In addition, the Company has commercialized its DERMACYTE® line of oxygen-rich skin care products. See www.oxybiomed.com or www.DermacyteUS.com for more information.

Caution Regarding Forward-Looking Statements

This news release contains certain forward-looking statements by the Company that involve risks and uncertainties and reflect the Company’s judgment as of the date of this release. These statements include the management transition, and expansion of research and development of the Oxycyte product line, including the timing of the introduction of these new products, and the closing of the second installment of the financing as described above. The forward-looking statements are subject to a number of risks and uncertainties including matters beyond the Company’s control that could lead to delays in new product introductions and customer acceptance of these new products, and other risks and uncertainties as described in our filings with the Securities and Exchange Commission, including in the current Annual Report on Form 10-K filed on July 15, 2011, and the Quarterly Report on Form 10-Q filed on September 19, 2011. The Company disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
###

3